Ann Hambly Managing Director Prudential Asset Resources 2200 Ross Avenue, Suite 4900E, Dallas TX 75201 Tel 214 777-4501 Fax 214 777-4556 Annual Statement of Compliance To: (See the attached Distribution List) Re: Commercial Mortgage Pass-Through Certificates, Series ROCK 2001-Cl 1, Ann Hambly, President and CEO of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as the Master Servicer and RREEF Special Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated May 1, 2001 pertaining to the mortgage loans backing the above-referenced certificates, that (i) a review of the activities of the Company as the Master Servicer and the RREEF Special Servicer under the Agreement during the preceding calendar year and of its performance under the Agreement has been made under my supervision; (ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout such year; and (iii) the Company has received no notice regarding the qualification, or challenging the status of any REMIC Pool created by the Agreement as a REMIC or either Grantor Trust Pool as a Grantor Trust, from the IRS or any other governmental agency or body. Date: April 26, 2002